 Exhibit 99.1
Enovix Announces Third Quarter 2023 Financial Results
FREMONT, Calif., November 7, 2023 -- Enovix Corporation (“Enovix”) (Nasdaq: ENVX), an advanced silicon battery company, announced today financial results for the third quarter of 2023, which included the summary below from its President and CEO, Dr. Raj Talluri.

Fellow Shareholders,

In the third quarter of 2023 we made meaningful strategic and go-to-market decisions while achieving important milestones on our journey to scale:

•Factory Acceptance Testing (“FAT”) of Gen2 manufacturing equipment: Commenced on schedule in August and we have completed FAT for one zone of the full production line. We continue to expect to complete FAT for all four zones by January 2024.
•Fab1 strategic realignment: We achieved our 2023 strategic goals for Fab1 and began transitioning from costly 24/7 manufacturing in California to R&D and customer qualification from this site, reducing our cash burn rate by approximately $22 million on an annualized basis.
•Acquisition of Routejade: Vertically integrates electrode coating to reduce cost, enhance manufacturability, and speed up access to and qualification of new battery materials, accelerating cycles of learning.
•Enovix-enabled products in the market: Enovix battery selected for FDA-approved Accurate Meditech “Mini,” a multi-vital sign monitor to be sold at CVS, Walgreens, and Walmart in 2024.
•BrakeFlowTM commercialization: Shipment of custom-size Enovix batteries for U.S. Army contract.

We are in a large and fast-growing industry (McKinsey is now projecting the entire lithium-ion battery chain will grow over 30% annually to $400 billion by 2030) that remains starved for product performance improvement to unlock economic value for the World’s most important industries. Based on customer feedback, the ecosystem is looking for silicon replacement of graphite as the lever to unleash increased battery performance and we believe our progress this year has positioned Enovix as the leading contender in silicon batteries.

To seize this opportunity, Enovix in 2023 has evolved into a product-centric, customer-driven organization. Doing so required overhauling the leadership team and driving deeper relationships with top decision makers at key customers to understand their unique product requirements.

Our battery architecture is highly sought after by smartphone OEMs. This is due to our path to higher energy density matched with high cycle life as well as a more robust structure compared to conventional battery cells, including new variants that include blends of engineered silicon. During the third quarter, our engagements with leading smartphone OEMs Xiaomi, Vivo, Lenovo, and others, continued to strengthen.

Products such as smartphones with large displays face the greatest challenge in keeping up with user demands for battery capacity. On top of this, emerging artificial intelligence applications drain even more power. Contrast that with meager improvements from conventional battery architectures, and the opportunity for Enovix to make a meaningful impact has never been greater.

For this reason, Enovix has shifted to a vertical business strategy focused on a subset of customer relationships where our value proposition is highest, as are the unit volumes. This mimics the strategy I successfully executed at Micron and Qualcomm. A vertical strategy allows us to maximize the return on R&D efforts and build the most efficient and profitable manufacturing lines. Our focus is clear: Give OEMs a path to the best-performing battery in the world through our patented architecture and materials agnostic strategy. By executing against our plan, we believe Enovix will become a scale supplier with multi-billions of dollars in annual revenue and industry-leading margins.

Business Update

Manufacturing. We commenced FAT of Gen2 equipment on schedule in August and with one zone already complete we expect receive first equipment at Fab2 in November. We reiterate our expectation for a completion of FAT for all four zones by January 2024, and to have first Gen2 samples from the line ready by April 2024.

Enovix is readying Fab2 in Malaysia to receive both the Gen2 high-volume Autoline and Agility Line, both designed in-house. As detailed during the quarter, we are putting our 24/7 Agility Line (which can make roughly 100 batteries per hour for customer qualification) in Malaysia to shorten customer qualification cycles while creating a separate R&D Agility Line in Fremont to accelerate technology development of our more advanced architectural nodes and battery chemistries.

Enovix made strong yield progress in the quarter at Fab1 on our production line, bolstering confidence that we will begin in Fab2 with high yields. With Gen2 design improvements and coated electrode rolls from Routejade suited to our approach, we see a clear path to industry-leading yields as Enovix moves to high volume manufacturing in Malaysia.

Commercialization. With our shift to a vertical business strategy, Enovix has chosen to focus on the largest customer opportunities and begin projects for these OEMs. We believe serving these demanding markets will provide us with the real-world data necessary to keep our batteries on an aggressive learning curve, driving cost down and performance up in a systematic way.

During the quarter, we received consistent feedback from customers that conventional graphite-based batteries and even new batteries that have anodes mixed with engineered silicon, are failing to provide a significant boost in energy density and battery capacity. For example, we estimate that our next-generation smartphone battery will deliver an average of over 30% more battery capacity at the same size than the cells used in this year’s leading smartphone models. That contrasts to single digit annual improvements in energy density in this market.

Recent positive feedback includes high marks from a third-party testing lab that was hired by a Tier-1 wearable company to evaluate advanced batteries for their next generation product. According to Polaris Labs: the Enovix cells not only met the customer’s performance specifications but also “have shown the highest energy density among the cells evaluated” and “perform better than other silicon products we’ve assessed in our lab.”

Enovix continued to make significant progress with our partners in the automotive industry throughout the quarter. Enovix has received strong interest in its cell architecture from numerous OEMs due to its unique thermal and mechanical properties. Improving the fast charge capability of next generation vehicles will be key to driving continued adoption of electric vehicles as it addresses core customer concerns of range anxiety, charging inconvenience and cost. However, current conventional cells are limited by their ability to reject heat to the cooling system during fast charge leading to reduced charging power and increased charging times. The Enovix architecture can reduce the internal temperature gradient of a cell by an order of magnitude compared to conventional battery structures giving OEMs a unique path to enabling fast charge. With Fab1’s shift from 24/7 manufacturing to an R&D “Center for Innovation,” we are looking forward to expanding our Mobility efforts with expanded dry room capacity and engineering support.

Technology and Products. Aligned with our vertical business strategy and the flexibility of our manufacturing process, Enovix has established a technology roadmap suited to the unique requirements of each end market. For example, in mobile, we are developing a high energy density next generation battery that has a targeted cycle life of 1,000 cycles and a charge rate of 3C (i.e., full battery recharge in 20 minutes while maintaining excellent thermal performance) to enable best-in-class smartphones.

In other markets, such as IoT and computing, we see a different set of battery specifications. For example, a leading laptop OEM that we are working with wants to trade lower cycle life for even higher energy density. And in some IoT applications, customers are willing to trade off fast charge rates in exchange for higher energy density and cycling performance in extreme temperatures.

Enovix is well-positioned to address these varying needs due to our material agnostic strategy, which allows us to fine-tune battery performance based on the anodes and cathodes we select. Enovix is currently evaluating a dozen different anode and cathode formulations, giving us multiple candidates to drive improvements in energy density, cycle life, and charge rate.

Last, our patent portfolio covering everything from our battery architecture to our use of 100% active silicon to our manufacturing process, continues to grow. We now hold over 400 patents and patent applications following our acquisition of Routejade and our patents have been frequently cited as prior art by leading automakers and consumer electronics companies.

Financials. Total revenue in the third quarter of 2023 was $0.2 million, driven primarily from the delivery of custom cells for the U.S. Army program..

Our GAAP cost of revenue of $16.8 million in the third quarter of 2023 was up from $14.2 million in the second quarter of 2023. Our non-GAAP cost of revenue of $14.4 million in the third quarter of 2023 was up from $12.6 million in the second quarter of 2023.

Our GAAP operating expenses of $33.8 million in the third quarter of 2023 were down from $37.7 million in the second quarter of 2023. Our non-GAAP operating expenses of $18.8 million in the third quarter of 2023 were down from $19.9 million in the first quarter of 2023.

We exited the third quarter of 2023 with $371.3 million of cash, cash equivalents, and short-term investments due to cash used in operating activities of $28.2 million and capital expenditures of $17.3 million.

A full reconciliation of our GAAP to Non-GAAP results is available later in this report.

Outlook

For the fourth quarter of 2023, we expect revenue to increase sequentially to between $3 million and $4 million due to a partial quarter from Routejade and continued shipments of silicon batteries for the U.S. Army program.

For full-year 2023, we are reducing our operational cash use forecast from $120 million to $110 million due to the strategic realignment of Fab1 and are reducing our CapEx forecast from $70 million to $65 million due to the timing of a portion of Gen2 equipment being installed in Malaysia with no impact to the start of production.

Summary

We remain on track to move to high volume production in Malaysia in 2024 and deliver an industry-leading battery that enables our customers to launch compelling new products. We have made significant strategic moves to lower our cost structure while accelerating our technology development and enhancing our manufacturability.

Conference Call Information

Enovix will hold a video conference call at 2:00 PM PT / 5:00 PM ET today, November 7, 2023, to discuss the company’s business updates and financial results. To join the call, participants must use the following link to register: https://enovix-q32023-earnings.open-exchange.net/registration. This link will also be available via the Investor Relations section of Enovix’s website at https://ir.enovix.com. An archived version of the call will be available on the Enovix investor website for one year at https://ir.enovix.com.

About Enovix
Enovix is on a mission to power the technologies of the future. Everything from IoT, mobile and computing devices, to the vehicle you drive, needs a better battery. The company’s disruptive architecture enables a battery with high energy density and capacity without compromising safety. Enovix is scaling its silicon-anode, lithium-ion battery manufacturing capabilities to meet customer demand. For more information, please visit www.enovix.com and follow us on LinkedIn.

Management’s Use of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, Free Cash Flow and other non-GAAP measures are intended as supplemental financial measures of our performance that are neither required by, nor presented in accordance with GAAP. We believe that the use of Non-GAAP measures provides an additional tool for investors to use in evaluating ongoing operating results, trends, and in comparing our financial measures with those of comparable companies, which may present similar Non-GAAP financial measures to investors.
However, you should be aware that when evaluating the non-GAAP measures, we may incur future expenses similar to those excluded when calculating these measures. In addition, the presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Our computation of EBITDA, Adjusted EBITDA, Free Cash Flow and other Non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate the Non-GAAP measures in the same fashion.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “will,” “goal,” “prioritize,” “plan,” “target,” “expect,” “focus,” “look forward,” “opportunity,” “believe,” “estimate,” “continue,” “anticipate,” and “pursue” or the negative of these terms or similar expressions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding our expectations regarding, and our ability to respond to, market and customer demand, our customers’ releases of products using our batteries, our financial and business performance, projected improvements in our manufacturing, commercialization and R&D activities, our expectations regarding the Gen2 Autoline, our ability to meet goals for yield and throughput, the set up and creation of the manufacturing facility in Malaysia, our ability to get to full factory acceptance testing, and our expectations regarding the benefits of such location, the anticipated contributions of and benefits from personnel, our revenue funnel, our efforts in the portable electronics market, particularly IoT, Mobile, and Computing categories, our ability to meet milestones and deliver on our objectives and expectations, the implementation and success of our business model and growth strategy, including targeting various addressable markets and the expansion of our customer base, our ability to manage our expenses, our ability to integrate Routejade effectively, and our forecasts of our financial and performance guidance and metrics. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, our ability to improve energy density among our products, our ability to establish sufficient manufacturing and optimize manufacturing processes to meet demand, sourcing or establishing supply relationships, adequate funds to acquire our next manufacturing facility, set up and creation of manufacturing facility in Malaysia, ability to obtain financing in Malaysia, market acceptance of our products, changes in consumer preferences or demands, changes in industry standards, the impact of technological development and competition, and global economic conditions, including inflationary and supply chain pressures, and political, social, and economic instability, including as a result of armed conflict, war or threat of war, terrorist activity or other security concerns or trade and other international disputes that could disrupt supply or delivery of, or demand for, our products. For additional information on these risks and uncertainties and other potential factors that could affect our business and financial results or cause actual results to differ from the results predicted, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. Any forward-looking statements made by us in this letter to shareholders speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

For investor and media inquiries, please contact:

Enovix Corporation
Charles Anderson
Phone: +1 (612) 229-9729
Email: canderson@enovix.com

For media inquiries, please contact:

Enovix Corporation
Kristin Atkins
Phone: +1 (650) 815-6934
Email: katkins@enovix.com

Enovix Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except Share and per Share Amounts)

	October 1, 2023	January 1, 2023
Assets
Current assets:
Cash and cash equivalents	$270,817	$322,851
Short-term investments	100,522	—
Accounts receivable, net	1	170
Inventory	215	634
Deferred contract costs	—	800
Prepaid expenses and other current assets	4,182	5,193
Total current assets	375,737	329,648
Property and equipment, net	136,713	103,868
Operating lease, right-of-use assets	5,912	6,133
Deferred contract costs, non-current	800	—
Other assets, non-current	780	937
Total assets	$519,942	$440,586
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,272	$7,077
Accrued expenses	15,784	7,089
Accrued compensation	9,126	8,097
Deferred revenue	—	50
Other liabilities	944	716
Total current liabilities	44,126	23,029
Long-term debt, net	167,080	—
Warrant liability	44,940	49,080
Operating lease liabilities, non-current	7,538	8,234
Deferred revenue, non-current	3,774	3,724
Other liabilities, non-current	9	92
Total liabilities	267,467	84,159
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares of 1,000,000,000; issued and outstanding shares of 161,665,677 and 157,461,802 as of October 1, 2023 and January 1, 2023, respectively	16	15
Preferred stock, $0.0001 par value; authorized shares of 10,000,000; no shares issued or outstanding as of October 1, 2023 and January 1, 2023, respectively	—	—
Additional paid-in-capital	791,340	741,186
Accumulated other comprehensive loss	(13)	—
Accumulated deficit	(538,868)	(384,774)
Total stockholders’ equity	252,475	356,427
Total liabilities and stockholders’ equity	$519,942	$440,586

Enovix Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Share and per Share Amounts)

	Quarters Ended		Fiscal Years-to-Date Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Revenue	$200	$8	$263	$5,109
Cost of revenue	16,809	6,629	43,292	12,883
Gross margin	(16,609)	(6,621)	(43,029)	(7,774)
Operating expenses:
Research and development	13,508	13,948	53,810	42,506
Selling, general and administrative	17,245	13,110	61,207	36,545
Impairment of equipment	—	—	4,411	—
Restructuring cost	3,021	—	3,021	—
Total operating expenses	33,774	27,058	122,449	79,051
Loss from operations	(50,383)	(33,679)	(165,478)	(86,825)
Other income (expense):
Change in fair value of common stock warrants	31,320	(50,160)	4,140	44,040
Interest income	4,326	1,746	9,942	2,399
Interest expense	(1,557)	—	(2,827)	—
Other income (expense), net	109	80	129	(55)
Total other income (expense), net	34,198	(48,334)	11,384	46,384
Net loss	$(16,185)	$(82,013)	$(154,094)	$(40,441)

Net loss per share, basic	$(0.10)	$(0.53)	$(0.98)	$(0.27)
Weighted average number of common shares outstanding, basic	159,829,716	153,332,007	157,559,138	152,497,010
Net loss per share, diluted	$(0.29)	$(0.53)	$(1.00)	$(0.55)
Weighted average number of common shares outstanding, diluted	161,371,417	153,332,007	158,260,393	153,773,271

Enovix Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Fiscal Years-to-Date Ended
	October 1, 2023	October 2, 2022
Cash flows from operating activities:
Net loss	$(154,094)	$(40,441)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	10,566	4,388
Amortization of right-of-use assets	436	407
Accretion of discount on investments	(1,499)	—
Amortization of debt issuance costs	497	—
Stock-based compensation	57,832	22,117
Changes in fair value of common stock warrants	(4,140)	(44,040)
Impairment of equipment	4,411	—
Changes in operating assets and liabilities:
Accounts receivable	169	(6)
Inventory	418	(452)
Prepaid expenses and other assets	546	(2,004)
Deferred contract costs	—	3,015
Accounts payable	4,338	(192)
Accrued expenses and compensation	3,113	(122)
Deferred revenue	—	(3,527)
Other liabilities	(1)	(46)
Net cash used in operating activities	(77,408)	(60,903)
Cash flows from investing activities:
Purchase of property and equipment	(32,979)	(31,366)
Purchases of investments	(115,736)	—
Maturities of investments	16,700	—
Net cash used in investing activities	(132,015)	(31,366)
Cash flows from financing activities:
Proceeds from exercise of common stock warrants, net	—	52,828
Proceeds from issuance of Convertible Senior Notes	172,500	—
Payments of debt issuance costs	(5,251)	—
Purchase of Capped Calls	(17,250)	—
Payroll tax payments for shares withheld upon vesting of RSUs	(2,988)	—
Proceeds from the exercise of stock options	9,232	2,052
Proceeds from issuance of common stock under employee stock purchase plan	1,169	1,112
Repurchase of unvested restricted common stock	(23)	(9)
Net cash provided by financing activities	157,389	55,983
Change in cash, cash equivalents, and restricted cash	(52,034)	(36,286)
Cash and cash equivalents and restricted cash, beginning of period	322,976	385,418
Cash and cash equivalents, and restricted cash, end of period	$270,942	$349,132

Net Income (Loss) to Adjusted EBITDA
While we prepare our consolidated financial statements in accordance with GAAP, we also utilize and present certain financial measures that are not based on GAAP. We refer to these financial measures as “Non-GAAP” financial measures. In addition to our financial results determined in accordance with GAAP, we believe that EBITDA and Adjusted EBITDA are useful measures in evaluating its financial and operational performance distinct and apart from financing costs, certain non-cash expenses and non-operational expenses.
These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the Non-GAAP financial measures presented by also providing the most directly comparable GAAP measures.
We use Non-GAAP financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes. We believe that Non-GAAP financial information, when taken collectively, may be helpful to investors in assessing its operating performance and comparing its performance with competitors and other comparable companies. You should review the reconciliations below but not rely on any single financial measure to evaluate our business.
“EBITDA” is defined as earnings (net loss) adjusted for interest expense, income taxes, depreciation expense and amortization expense. “Adjusted EBITDA” includes additional adjustments to EBITDA such as stock-based compensation expense, change in fair value of common stock warrants, impairment of equipment and other special items as determined by management which it does not believe to be indicative of its underlying business trends.
Below is a reconciliation of net loss on a GAAP basis to the Non-GAAP EBITDA and Adjusted EBITDA financial measures for the periods presented below (in thousands):

	Quarters Ended		Fiscal Years-to-Date Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net loss	$(16,185)	$(82,013)	$(154,094)	$(40,441)
Interest expense	1,557	—	2,827	—
Depreciation and amortization	2,900	2,995	10,000	4,795
EBITDA	(11,728)	(79,018)	(141,267)	(35,646)
Stock-based compensation expense (1)	13,274	8,699	57,473	22,117
Change in fair value of common stock warrants	(31,320)	50,160	(4,140)	(44,040)
Impairment of equipment	—	—	4,411	—
Restructuring cost (1)	3,021	—	3,021	—
Acquisition cost	1,115	—	1,115	—
Adjusted EBITDA	$(25,638)	$(20,159)	$(79,387)	$(57,569)

(1) $0.4 million of stock-based compensation expense is included in the restructuring cost line of the table above for the quarter and fiscal year-to-date ended October 1, 2023.

Free Cash Flow
We define “Free Cash Flow” as (i) net cash from operating activities less (ii) capital expenditures, net of proceeds from disposals of property and equipment, all of which are derived from our Consolidated Statements of Cash Flow. The presentation of non-GAAP Free Cash Flow is not intended as an alternative measure of cash flows from operations, as determined in accordance with GAAP. We believe that this financial measure is useful to investors because it provides investors to view our performance using the same tool that we use to gauge our progress in achieving our goals and it is an indication of cash flow that may be available to fund investments in future growth initiatives. Below is a reconciliation of net cash used in operating activities to the Free Cash Flow financial measures for the periods presented below (in thousands):

	Fiscal Years-to-Date Ended
	October 1, 2023	October 2, 2022
Net cash used in operating activities	$(77,408)	$(60,903)
Capital expenditures	(32,979)	(31,366)
Free Cash Flow	$(110,387)	$(92,269)

Other Non-GAAP Financial Measures Reconciliation
(In Thousands, Except Share and per Share Amounts)

	Quarters Ended		Fiscal Years-to-Date Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Revenue	$200	$8	$263	$5,109

GAAP cost of revenue	$16,809	$6,629	$43,292	$12,883
Stock-based compensation expense	(2,396)	(1,067)	(5,001)	(1,317)
Non-GAAP cost of revenue	$14,413	$5,562	$38,291	$11,566

GAAP gross margin	$(16,609)	$(6,621)	$(43,029)	$(7,774)
Stock-based compensation expense	2,396	1,067	5,001	1,317
Non-GAAP gross margin	$(14,213)	$(5,554)	$(38,028)	$(6,457)

GAAP research and development (R&D) expense	$13,508	$13,948	$53,810	$42,506
Stock-based compensation expense	(4,949)	(3,372)	(22,072)	(9,705)
Non-GAAP R&D expense	$8,559	$10,576	$31,738	$32,801

GAAP selling, general and administrative (SG&A) expense	$17,245	$13,110	$61,207	$36,545
Stock-based compensation expense	(5,929)	(4,260)	(30,400)	(11,095)
Acquisition cost	(1,115)	—	(1,115)	—
Non-GAAP SG&A expense	$10,201	$8,850	$29,692	$25,450

GAAP operating expenses	$33,774	$27,058	$122,449	$79,051
Stock-based compensation expense included in R&D expense	(4,949)	(3,372)	(22,072)	(9,705)
Stock-based compensation expense included in SG&A expense	(5,929)	(4,260)	(30,400)	(11,095)
Impairment of equipment	—	—	(4,411)	—
Restructuring cost (1)	(3,021)	—	(3,021)	—
Acquisition cost	(1,115)	—	(1,115)	—
Non-GAAP operating expenses	$18,760	$19,426	$61,430	$58,251

GAAP loss from operations	$(50,383)	$(33,679)	$(165,478)	$(86,825)
Stock-based compensation expense (1)	13,274	8,699	57,473	22,117
Impairment of equipment	—	—	4,411	—
Restructuring cost (1)	3,021	—	3,021	—
Acquisition cost	1,115	—	1,115	—
Non-GAAP loss from operations	$(32,973)	$(24,980)	$(99,458)	$(64,708)

(1) $0.4 million of stock-based compensation expense is included in the restructuring cost line of the table above for the quarter and fiscal year-to-date ended October 1, 2023.

	Quarters Ended		Fiscal Years-to-Date Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
GAAP net loss	$(16,185)	$(82,013)	$(154,094)	$(40,441)
Stock-based compensation expense (1)	13,274	8,699	57,473	22,117
Change in fair value of common stock warrants	(31,320)	50,160	(4,140)	(44,040)
Impairment of equipment	—	—	4,411	—
Restructuring cost (1)	3,021	—	3,021	—
Acquisition cost	1,115	—	1,115	—
Non-GAAP net loss	$(30,095)	$(23,154)	$(92,214)	$(62,364)

GAAP net loss per share, basic	$(0.10)	$(0.53)	$(0.98)	$(0.27)
GAAP weighted average number of common shares outstanding, basic	159,829,716	153,332,007	157,559,138	152,497,010

GAAP net loss per share, diluted	$(0.29)	$(0.53)	$(1.00)	$(0.55)
GAAP weighted average number of common shares outstanding, diluted	161,371,417	153,332,007	158,260,393	153,773,271

Non-GAAP net loss per share, basic	$(0.19)	$(0.15)	$(0.59)	$(0.41)
GAAP weighted average number of common shares outstanding, basic	159,829,716	153,332,007	157,559,138	152,497,010

Non-GAAP net loss per share, diluted	$(0.19)	$(0.15)	$(0.58)	$(0.41)
GAAP weighted average number of common shares outstanding, diluted	161,371,417	153,332,007	158,260,393	153,773,271

(1) $0.4 million of stock-based compensation expense is included in the restructuring cost line of the table above for the quarter and fiscal year-to-date ended October 1, 2023.